Exhibit 99.1

Permian Basin Royalty Trust

PERMIAN BASIN ROYALTY TRUST

ANNOUNCES JUNE CASH DISTRIBUTION

DALLAS, Texas, June 20, 2017 – Permian Basin Royalty Trust (NYSE: PBT) (“Permian”) today declared a cash distribution to the holders of its units of beneficial interest of $0.041151 per unit, payable on July 17 2017, to unit holders of record on June 30, 2017.

This month’s distribution decreased slightly from the previous month due to a decline in oil and gas production for the Waddell Ranch properties.

On January 15, 2017, a fire occurred due to a lightning strike on the Tubb McKnight Water Station which disrupted production of both oil and gas. There were no injuries relating to this incident. The resumption of production on those properties did not resume until January 31. Most of those wells are back on production as of February 28, and will continue to be producing. The full restoration of this water station should be completed by the end of May. The Waddell Ranch Properties contributed $1,187,892 to this month’s distribution. ConocoPhillips has notified the Trustee that they are evaluating retroactive prior-period adjustments and expect that these will be applied to next month’s distribution.

The Texas Royalty Properties had an increase in oil and gas production, by a slight decrease in pricing of oil production. The Texas Royalty Properties contributed $1,006,056 to this month’s distribution.

Capital expenditures on the Waddell Ranch continue to be lower than previous months, with it being mostly facility projects for the remainder of the year. However, additional expense will be incurred bringing the Tubb McKnight Water Station back on line of approximately $1,228,000 (gross) to the entire project of working interest owners. It is not clear at this time as to what the cost to Trust will be until it is incurred and charged to the Trust. It is anticipated that these expenses will be forthcoming in the following months.

WADDELL RANCH

Production for the underlying properties at the Waddell Ranch was 52,641 barrels of oil and 327,112 Mcf of gas. The production for the Trust’s allocated portion of the Waddell Ranch was 18,668 barrels of oil and 118,274 Mcf of gas. The average price for oil was $47.23 per bbl and for gas was $3.00 per Mcf. This would primarily reflect production and pricing for the month of April for oil and the month of March for gas. These allocated volumes were significantly impacted by the pricing of both oil and gas.

This production and pricing for the Underlying Properties resulted in revenues for the Waddell Ranch Properties of $3,468,559. Deducted from these would be the Lease Operating Expense (LOE) of $1,270,862, taxes of $232,382, and Capital Expenditures (CAPEX) of $381,459 totaling $1,884,703 resulting in a Net Profit of $1,583,856 for the month of May. With the Trust’s Net Profit Interest (NPI) of 75% of the underlying properties, this would result in a net contribution by the Waddell Ranch Properties of $1,187,892 to this month’s distribution.

	Underlying Properties		Net to Trust Sales
	Volumes		Volumes			Average	Price
	Oil (bbls)	Gas (Mcf)	Oil (bbls)	Gas (Mcf)		Oil (per bbl)	Gas (per Mcf)
Current Month
Waddell Ranch	52,641	327,112	18,668	118,274	*	$47.23	$3.00	**
Texas Royalties	24,397	26,249	23,177	24,937	*	$44.15	$5.43	**

Prior Month
Waddell Ranch	59,951	354,337	26,625	159,066	*	$45.86	$2.81	**
Texas Royalties	22,955	21,650	21,808	20,568	*	$47.26	$4.58	**

*	These volumes are the net to the trust, after allocation of expenses to Trust’s net profit interest, including any prior period adjustments.
**	This pricing includes sales of gas liquid products.

TEXAS ROYALTY PROPERTIES

Production for the underlying properties at the Texas Royalties was 24,397 barrels of oil and 26,249 Mcf of gas. The production for the Trust’s allocated portion of the Texas Royalties was 23,177 barrels of oil and 24,937 Mcf of gas. The average price for oil was $44.15 per bbl and for gas was $5.43 per Mcf. This would primarily reflect production and pricing for the month of April for oil and the month of March for gas. These allocated volumes were impacted by the pricing of both oil and gas.

This production and pricing for the underlying properties resulted in revenues for the Texas Royalties of $1,219,507. Deducted from these would be taxes of $160,501 resulting in a Net Profit of $1,059,006 for the month of May. With the Trust’s Net Profit Interest (NPI) of 95% of the Underlying Properties, this would result in net contribution by the Texas Royalties of $1,006,056 to this month’s distribution.

General and Administrative Expenses deducted for the month were $276,966 resulting in a distribution of $1,918,038 to 46,608,796 units outstanding, or $0.041151 per unit.

The worldwide market conditions continue to affect the pricing for domestic production. It is difficult to predict what effect these conditions will have on future distributions.

Permian Basin Royalty Trust, as it does after the end of each year, had a year-end Reserve Report prepared in accordance with the Securities and Exchange Commission’s requirements. This report provides an evaluation of the estimated asset value as of December 31 of each year, which can be used to estimate the remaining life of the Trust.

The estimated net proved reserves, as of January 1, 2017, attributable to the Trust from the properties appraised are approximately 4.5 million barrels of oil and 8.5 billion cubic feet of gas with a future net value of approximately $188,269,000 with a discounted value of $98,077,000.

With the estimated quantities of this year’s reserve estimate of 4.5 million barrels of oil and 8.5 billion cubic feet of gas remaining, it could be estimated that the Trust still has a life span of 9 to 10 years. The report is an exhibit to the Trust’s Annual Report on Form 10-K that was filed on March 10, 2017 and is available to all unitholders at this time on the SEC website.

Permian’s cash distribution history, current and prior year financial reports and tax information booklets, a link to filings made with the Securities and Exchange Commission and more can be found on its website at http://www.pbt-permian.com/. The new toll free customer service number for the trust is 1-855-588-7839.

*             *             *

Contact:         Ron Hooper, Senior Vice President, Southwest Bank, Trustee, Toll Free – 1.855.588.7839